Exhibit 99.1

Rubicon Receives Notice of Non-Compliance with NYSE Trading Share Price and Market Capitalization Listing Rules

New York, NY – March 22, 2024 – Rubicon Technologies, Inc. (“Rubicon” or the “Company”) (NYSE: RBT), a leading provider of technology solutions for waste, recycling, and fleet operations, today announced that on March 18, 2024 it received a notice (the “Notice”) from the New York Stock Exchange (the “NYSE”) informing the Company that it is no longer in compliance with Sections 802.01B and 802.01C of the NYSE Listed Company Manual. The Company was notified by the NYSE that it was not in compliance with Section 802.01B (the “Market Cap Deficiency”) because it had an average global market capitalization, over a consecutive 30 trading-day period, that is less than $50,000,000 and, at the same time, its stockholders’ equity is less than $50,000,000. The Company was concurrently notified by the NYSE that it was also not in compliance with Section 802.01C (the “Share Price Deficiency”, together with the Market Cap Deficiency, the “Deficiencies”) because the average closing price of the Company’s Class A common stock was less than $1.00 over a consecutive 30 trading-day period. The Notice does not result in the immediate delisting of the Company’s Class A common stock from the NYSE. The Company plans to notify the NYSE by no later than April 1, 2024 (ten business days after receipt of the Notice) that it intends to cure the Deficiencies and return to compliance with the NYSE continued listing standard.

Share Price Deficiency

The NYSE provides a period of six months (the “Share Price Cure Period”) following receipt of the Notice to regain compliance with the minimum stock price requirement for continued listing on the NYSE. Rubicon can regain compliance at any time during the Share Price Cure Period if, on the last trading day of any calendar month during the Share Price Cure Period, Rubicon has: (i) a closing stock price of at least $1.00 and (ii) an average closing stock price of at least $1.00 over the 30-day trading period ending on the last trading day of that month.

The Company intends to consider available alternatives no later than at the Company’s annual meeting of stockholders, if necessary, to cure the stock price non-compliance. Under the NYSE’s rules, if the Company determines that it will cure the Share Price Deficiency by taking an action that will require stockholder approval at its next annual meeting of stockholders, the price condition will be deemed cured if the price promptly exceeds $1.00 per share, and the price remains above that level for at least the following 30 trading days.

Market Cap Deficiency

In accordance with applicable NYSE procedures, the Company has 45 days from receipt of the Notice to submit a business plan advising the NYSE of the definitive action(s) the Company has taken, or is taking, that would bring it into compliance with continued listing standards within 18 months of receipt of the Notice (the “Market Cap Cure Period,” together with the Share Price Cure Period, the “Cure Periods”). The NYSE will review the plan and, within 45 days of its receipt, determine whether the Company has made a reasonable demonstration of an ability to conform to the relevant standards in the 18-month period. If the NYSE accepts the plan, the Company’s Class A common stock will continue to be listed and traded on the NYSE during the 18-month period, subject to the Company’s compliance with the other continued listing standards of the NYSE and continued periodic review by the NYSE of the Company’s progress with respect to its plan. Rubicon is currently evaluating its available options and developing a plan to regain compliance with the minimum global market capitalization requirement.

The Company’s Class A common stock will continue to be listed and trade on the NYSE during the Cure Periods, subject to the Company’s compliance with other NYSE continued listing standards.

About Rubicon

Rubicon builds AI-enabled technology products and provides expert sustainability solutions to waste generators, fleet operators, and material processors to help them understand, manage, and reduce waste. As a mission-driven company, Rubicon helps its customers improve operational efficiency, unlock economic value, and deliver better environmental outcomes. To learn more, visit rubicon.com.

Investor Contact:

Alexandra Clark

Director of Finance & Investor Relations

alexandra.clark@rubicon.com

Media Contact:

Benjamin Spall

Sr. Manager, Corporate Communications

benjamin.spall@rubicon.com